Exhibit 4.2

Agreement to Amend Warrant

This Agreement to Amend Warrant (this “Agreement”) is made on June 30, 2011, by and between Satcon Technology Corporation, a Delaware corporation (the “Company”), and Velocity Venture Funding, LLC, a Delaware limited liability company, as assignee and successor in interest to Velocity Venture Holdings, LLC (the “Holder”).

WHEREAS, on June 16, 2010, the Company issued to Compass Horizon Funding Company LLC (“Compass”) a warrant to purchase 98,619 shares of its common stock (the “Warrant”), and on August 13, 2010, Compass assigned the warrant to the Holder; and

WHEREAS, the parties desire to amend the Warrant as set forth herein.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1.             Capitalized terms used herein but not defined shall have the meanings set forth in the Warrant.

2.             As of the date hereof and subject to adjustment hereafter as set forth in the Warrant, the Warrant Price is hereby set at $2.00 per share.

3.             Except as expressly amended hereby, the Warrant (including the exhibits thereto) shall be and remains in full force and effect as originally written, and shall constitute the legal, valid, binding and enforceable obligations of the Company and the Holder.  On and after the date hereof, each reference in the Warrant to “this Warrant”, “hereunder”, “hereof”, “herein” or words of like import referring to the Warrant, and each reference in the exhibits to the “Warrant”, “thereunder”, “thereof” or words of like import referring to the Warrant shall mean and be a reference to the Warrant as amended by this Agreement and as may be subsequently amended, restated, supplemented or otherwise modified from time to time.  This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written negotiations, agreements and understandings of the parties with respect to the subject matter hereof.

4.             This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to Amend Warrant on the day and year first written above.

SATCON TECHNOLOGY CORPORATION

By:	/s/ Aaron Gomolak
Name: Aaron Gomolak
Title: CFO and Treasurer

VELOCITY VENTURE FUNDING, LLC

By:	/s/ James Anderson
Name: James Anderson
Title: Chief Legal Officer